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Acquisition of Sigma-Aldrich by Merck KGaA, Darmstadt, Germany, Receives Approval from European Union Regulators and from Chinese Ministry of Commerce

ST. LOUIS, June 15, 2015 - Sigma-Aldrich Corporation (NASDAQ: SIAL) announced today that the European Commission (the "EC") has conditionally cleared the planned acquisition of the Company by Merck KGaA, Darmstadt, Germany (the “Transaction”). Sigma-Aldrich also announced it has obtained full clearance of the Transaction from the Chinese Ministry of Commerce.

These latest jurisdictions to clear the Transaction follow clearance in May by Japanese authorities. Antitrust clearance has also been obtained in the United States, Russia, Serbia, Ukraine, South Africa and Taiwan.

To satisfy the conditions imposed by the EC for clearance of the Transaction, both Sigma-Aldrich, and Merck KGaA, Darmstadt, Germany, have agreed to sell parts of Sigma-Aldrich’s solvents and inorganics chemicals business in the European Economic Area as a fully integrated, stand-alone business. This includes the rights to all solvents and inorganics sold globally under the Fluka® brand.

The closing of the Transaction remains subject to certain other conditions including clearance by antitrust authorities in Brazil, Israel and South Korea. Both companies continue to work toward a closing date of mid-2015.

On September 22, 2014, Merck KGaA, Darmstadt, Germany, and Sigma-Aldrich announced they had entered into a definitive agreement under which Merck KGaA, Darmstadt, Germany, will acquire Sigma-Aldrich for $17 billion - $140 cash per share, establishing one of the leading players in the $130 billion global life science industry.

Cautionary Statement: The foregoing release contains forward-looking statements that can be identified by terminology such as “continue to work toward,” "expect,” “remains subject” or similar expressions, or by expressed or implied discussions regarding potential future revenues from products derived there from. You should not place undue reliance on these statements. Such forward-looking statements reflect the current views of management regarding future events, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. The closing of the Transaction is subject to antitrust clearances and a clearance process that is out of the control of the Company and hence may occur later than expected by the parties. There can be no guarantee that this or any other transaction will assist the Company to achieve any particular levels of revenue in the future. In particular, management's expectations regarding this Transaction could be affected by, among other things, the Company's ability to obtain or maintain patent or other proprietary intellectual property protection; competition in general; government, industry and general public pricing pressures; the impact that the foregoing factors could have on the values attributed to the Company's assets and liabilities as recorded in its consolidated balance sheet, and other risks and factors referred to in Sigma-Aldrich's current Form 10-K on file with the US Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. Sigma-Aldrich is providing the information in this press release as of this date and does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

About Sigma-Aldrich: Sigma-Aldrich, a leading Life Science and Technology company focused on enhancing human health and safety, manufactures and distributes 250,000 chemicals, biochemicals and other essential products to more than 1.4 million customers globally in research and applied labs as well as in industrial and commercial markets. With three distinct business units - Research, Applied and SAFC Commercial - Sigma-Aldrich is committed to enabling science to improve the quality of life. The Company operates in 37 countries, has approximately 9,300 employees worldwide and had sales of $2.79 billion in 2014. For more information about Sigma-Aldrich, please visit its website at www.sigma-aldrich.com.
Sigma-Aldrich is a registered trademark of Sigma-Aldrich Co. LLC. Fluka is a registered trademark of Sigma-Aldrich Chemie GmbH.

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